Exhibit 10.23

VIRGINIA COMMERCE BANCORP, INC.

FORM OF

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”), which includes the attached Terms and Conditions, confirms the grant of Restricted Stock (the “Award”) by VIRGINIA COMMERCE BANCORP, INC. (the “Company”), to <<name>> (“Employee”), under the Virginia Commerce Bancorp, Inc. 2010 Equity Plan (the “Plan”) as follows:

Date of Grant:	<<grant date>> (“Award Date”)

Number of Shares:	<< number of shares>> shares (“Award Shares”)

Transfer Restriction:	Lapses with respect to 25% of the Award Shares each time the Company repays an additional 25% of its Aggregate TARP Investment, subject to Vesting conditions.

Vesting:	<<insert vesting schedule>>, subject to the Terms and Conditions.

The Award is subject to the terms and conditions of the Plan and this Agreement, which includes the attached Terms and Conditions.

By signing below, the Company and Employee agree to the terms and conditions of this Agreement, and Employee acknowledges and agrees that the Award is granted <<insert reference to contractual source of award>>.

Employee must accept this Agreement by signing below and returning this original signed Agreement to <<name>> (it must actually be received by [her][him]) no later than <<date>>. If Employee does not timely accept this Agreement, the Award shall terminate and the Award Shares shall be forfeited on <<date + 1>>.

VIRGINIA COMMERCE BANCORP, INC.	EMPLOYEE

W. Douglas Fisher Chairman of the Board	<< name>>

Date:	Date:

TERMS AND CONDITIONS

The following terms and conditions apply to the Award of Restricted Stock granted to Employee by the Company as specified on the preceding page (the “Summary Page”), which is an integral part of this Agreement.

1. Award of Shares. Under the terms of the Plan, the Board has granted to Employee the Award of Restricted Stock, effective on the Award Date. To evidence the Award and the terms, conditions and restrictions thereof, the Company has signed this Agreement as of the Award Date. Employee is required to accept this Agreement within the time period set forth on the Summary Page pursuant to such means as the Committee may permit. If Employee fails to timely accept this Agreement, the Award shall terminate and the Award Shares shall be forfeited on the day following the time period for signing set forth on the Summary Page.

2. TARP Terminology. For purposes of this Agreement, the following terms have the following meanings:

(a)	“Affected MHCE” means any of the Company’s top five most highly compensated employees as provided in the CPP Requirements for purposes of the golden parachute prohibition thereof.

(b)	“Aggregate TARP Investment” means all Company obligations arising from financial assistance provided to the Company under the CPP pursuant to authority granted under the EESA.

(c)	“ARRA” means the American Recovery and Reinvestment Act of 2009, as amended from time to time.

(d)	“CPP” means the Troubled Asset Relief Program Capital Purchase Program created by the Treasury Department pursuant to authority granted under the EESA.

(e)	“CPP Requirements” means the guidance and regulations issued by the Treasury Department with respect to the CPP, as such guidance and regulations may be amended from time to time.

(f)	“EESA” means the Emergency Economic Stabilization Act of 2008, as amended from time to time.

(g)	“SEO” means a senior executive officer as defined in the CPP Requirements.

(h)	“TARP-compliant long-term restricted stock” means restricted stock that complies with the definition of “long-term restricted stock” for purposes of the exception to the bonus prohibition in the CPP Requirements.

(i)	“TARP Period” has commenced on or before the Award Date and ends on the day all Company obligations arising from financial assistance provided to the Company under the CPP are satisfied as described in Section 111(b)(3)(D)(i) of the EESA, excluding any period in which the Treasury Department only holds warrants to purchase Common Stock as provided in Section 111(a)(5) of the EESA.

(j)	“Treasury Department” means the U.S. Department of the Treasury.

3. Vesting in the Award Shares.

(a)	Subject to earlier vesting or forfeiture as provided below, Employee’s interest in the Award Shares shall become non-forfeitable, subject to Paragraph 8, (“Vested” or “Vesting”) on the dates provided on the Summary Page, provided Employee remains employed with the Company or its Subsidiaries through such date (the “Vesting Date,” and the period from the Award Date through the Vesting Date being the “Vesting Period”).

(b)	Subject to earlier forfeiture as provided below, in the event a Vesting Acceleration Event occurs while Employee is an employee of the Company or one of its Subsidiaries and prior to the last day of the Vesting Period, the unvested portion of the Award Shares shall automatically be Vested on the date of such Vesting Acceleration Event.

(c)	“Vesting Acceleration Event” means:

(i)	the termination of Employee’s employment with the Company and its Subsidiaries prior to <<grant date + 2 years>> due to a Change in Control (as defined in the Plan), if the Change in Control is also a change in control event (as defined in the CPP Requirements) and on the date of termination either (i) the TARP Period has ended or (ii) Employee is not an SEO or an Affected MHCE; or

(ii)	the occurrence on or after <<grant date + 2 years>> of a Change in Control (as defined in the Plan), if Employee has remained employed with the Company or a Subsidiary through the date the Change in Control occurs, and on the date such Change in Control occurs either (i) the TARP Period has ended or (ii) Employee is not an SEO or an Affected MHCE.

4. Transferability of Award Shares.

(a)	If the Vesting of any Award Shares occurs before the end of the TARP Period, such Vested Award Shares shall not become freely transferable until the first day after the TARP Period ends, except in accordance with the following schedule:

When the Company has repaid this percentage of the Aggregate TARP Investment:	This percentage of the Award Shares shall become freely transferable:
25%	25% (rounded down to the nearest whole share)
50%	50% (rounded down to the nearest whole share)
75%	75% (rounded down to the nearest whole share)
100%	100%

Notwithstanding the foregoing, if Employee does not make an election with respect to the Award Shares under Section 83(b) of the Internal Revenue Code, at any time beginning on the date the Award Shares become substantially vested (as defined in 26 CFR 1.83-3(b)) and ending on December 31 of the same calendar year, a portion of the Vested Award Shares (rounded down to the nearest whole share) shall be made freely transferable as may reasonably be required to pay the federal, state, local, or foreign taxes that are anticipated to apply to the income recognized due to such Vesting, and the number of such Vested Award Shares made freely transferable for this purpose shall not count toward the percentages in the schedule above.

(b)	If the Vesting of any Award Shares occurs after the end of the TARP Period, such Vested Award Shares shall also become freely transferable at the same time as Vesting occurs.

(c)	Except as contemplated in Paragraph 4(a) and/or (b), the Award Shares, and the rights and privileges conferred hereby, shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated in any way, otherwise than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process, prior to the later of their Vesting or the end of the TARP Period (the period from the Award Date through such latter date being the “Non-Transferability Period”).

5. Stock Certificates.

(a)	The Company shall issue the Award Shares either: (i) in certificate form, or (ii) in book-entry form, registered in the name of Employee with notations as to any restrictions on transfer imposed under this Agreement.

(b)	Any certificates representing the Award Shares shall be held by the Company until the Non-Transferability Period with respect to the Award Shares lapses or until the Award Shares are forfeited hereunder. During the Non-Transferability Period, any Award Shares issued in book-entry form shall be subject to the following legend and any certificates representing the Award Shares shall bear the following legend:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Virginia Commerce Bancorp, Inc. 2010 Equity Plan and in a Restricted Stock Agreement dated <<grant date>>. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Virginia Commerce Bancorp, Inc.

(c)	Promptly after the Non-Transferability Period lapses for any of the Award Shares, the Company shall either remove the relevant notations for such Award Shares issued in book-entry form or deliver to Employee a certificate(s) evidencing the number of Award Shares as to which the Non-Transferability Period has lapsed.

(d)	By execution of this Agreement, Employee hereby appoints the Secretary of the Company, with full power of substitution, as Employee’s attorney in fact with power and authority in the name and on behalf of Employee to take any action and execute all documents and instruments, including without limitation stock powers, which may be necessary to transfer any forfeited Award Shares (or shares otherwise reacquired or withheld by the Company hereunder), or effect any adjustment to the number of Award Shares pursuant to Paragraph 12 below, to the Company as may be required pursuant to the Plan or this Agreement.

6. Voting Rights. During the Non-Transferability Period, Employee may exercise full voting rights with respect to all of the Award Shares.

7. Dividends and Other Distributions. During the Non-Transferability Period, subject to Paragraph 12, all dividends and other distributions paid with respect to the Award Shares in the Company’s Common Stock or other securities of the Company shall be registered in the name of Employee and held by the Company until payable or forfeited pursuant hereto. Such stock dividends and other stock distributions shall be subject to the same Vesting rules and restrictions on transferability as the Award Shares with respect to which they were paid and shall, to the extent Vested, be paid when and to the extent the Non-Transferability Period has lapsed with respect to the underlying Award Shares. Dividends paid in cash shall be paid to Employee at the same time as they are paid to other shareholders of the Company and shall not be subject to any restrictions under this Agreement.

8. Forfeiture on Termination of Employment. If Employee’s employment with the Company and its Subsidiaries terminates prior to <<grant date + 2 years>>, all of the Award Shares shall be forfeited to the Company, except in connection with (i) a Vesting Acceleration Event defined in Paragraph 3(c)(i) or (ii) termination due to death or disability (as defined in the CPP Requirements) (subject to the following sentence). If Employee’s employment with the Company and its Subsidiaries terminates prior to <<grant date + 2 years>> due to death or disability (as defined in the CPP Requirements) or terminates for any reason on or after <<grant date + 2 years>>, any Award Shares that are not considered Vested by or at the termination of

Employee’s employment with the Company and its Subsidiaries shall be forfeited to the Company immediately upon such termination. For purposes of this Agreement, transfer of employment among the Company and its Subsidiaries shall not be considered a termination of employment.

9. Withholding Taxes. The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares. The Committee may require Employee or any successor in interest to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes required to be withheld by the Company, or any of its Subsidiaries, and to withhold any distribution in whole or in part until the Company, or any of its Subsidiaries, is so paid or reimbursed. In lieu thereof, the Company, or any of its Subsidiaries, shall have the right to withhold from any other cash amounts due or to become due from the Company, or any of its Subsidiaries, to or with respect to Employee an amount equal to such taxes required to be withheld by the Company, or any of its Subsidiaries, to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes or to retain and withhold a number of shares of the Company’s Common Stock having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes (subject to any applicable transfer restrictions in Paragraph 4). Employee or any successor in interest is authorized to deliver shares of the Company’s Common Stock in satisfaction of minimum statutorily required tax withholding obligations (including Vested shares acquired pursuant to this Award subject to any applicable transfer restrictions in Paragraph 4).

10. Plan. The Award is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions).

11. Construction and Capitalized Terms. This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

12. CPP Limitations.

(a)	The Company has participated in the CPP, and the Company is required to comply with the requirements of Section 111(b) of the EESA, in accordance with the CPP Requirements.

(b)	Notwithstanding any other provision of this Agreement to the contrary, Employee acknowledges and understands that this Agreement shall be administered, interpreted and construed and, if applicable, benefits provided hereunder, including where applicable vesting and/or transferability, shall be limited, deferred, forfeited and/or subject to repayment to the Company in accordance with the CPP Requirements and Section 111(b) of the EESA, to the extent legally applicable with respect to Employee, as determined by the Committee in its discretion, including without limitation the clawback, the bonus prohibition and the golden parachute prohibitions thereof.

(c)	The Award is intended to provide a grant of TARP-compliant long-term restricted stock and shall be administered and interpreted in accordance with that intent and purpose.

(d)

Without any further action, this Agreement shall be automatically adjusted if necessary to reduce the number of Award Shares to the maximum number permitted for the Award, together with other awards granted to Employee in calendar year <<calendar year of grant date>> that are taken into account in determining compliance with the TARP-compliant long-term restricted stock exception to the bonus prohibition in the CPP Requirements (i.e., if the aggregate of such awards has a value in excess of the 1/3rd of annual compensation limit for TARP-compliant long-term restricted stock), to constitute TARP-compliant long-term restricted stock; and in such event the number of Award Shares which are reduced shall be immediately forfeited and excluded from the definition of Award Shares, ab initio, for all purposes of this Agreement.

(e)	The Committee shall have the right unilaterally to amend this Agreement to effect or document any changes or additions which in its view are necessary or appropriate to comply with the CPP Requirements and Section 111 of the EESA, including any changes or additions which in its view are necessary or appropriate to ensure that this Award constitutes TARP-compliant long-term restricted stock for purposes of the CPP Requirements.